Exhibit 10.10

SEPARATION AGREEMENT AND RELEASE

THIS AGREEMENT is made and entered into this 25th day of August, 2005, by and between Reptron Electronics, Inc. (“Reptron” or the “Company”) and Bonitta Fena (“Employee”) in order to fully and completely resolve any and all issues that Employee might have in connection with her employment with, or provision of services to the Company.

NOW, THEREFORE, in consideration of the mutual promises and conditions contained herein, the parties agree as follows:

1. Date of Separation. Employee shall resign from her employment with Company and any other positions that she may possess with the Company on July 31, 2005 (the “Termination Date”). All her employment-related benefits shall cease effective such date unless specifically stated otherwise herein. Effective on the Termination Date, Employee agrees not to enter into any agreements or bind the Company to any commitments except as specifically authorized and approved in writing by the Company’s Chief Executive Officer.

2. Severance. Company will pay Employee a severance payment of One Hundred Fifty Thousand Dollars ($150,000.00), payable in monthly installments on the last business day of the month over the following twelve (12) months commencing with the month immediately following the Termination Date (“Severance Period”). Such payment shall be subject to normal tax and other withholdings and deductions. Employee acknowledges and confirms that she is currently entitled to no severance payment and that the benefits provided in this Agreement would not be provided if Employee did not sign this Agreement. This severance payment is conditioned upon Employee’s full compliance with all of Employee’s obligations set forth herein. Violation of any of the covenants applicable to Employee contained in this Agreement, including, but not limited to, a breach of Sections 10, 13 and/or 14, shall entitle the Company to immediately cease making payments hereunder and to recover any and all payments previously made without effecting the validity of the other provisions herein.

3. Expenses. Employee agrees to submit all requests for expense reimbursements to the Company by the Termination Date. The Company agrees to process such requests pursuant to its normal policies and procedures.

4. Insurance Benefits. Employee understands that she is eligible to continue her participation in certain benefits pursuant to COBRA. Except as provided in this Section 4, payment of such COBRA premiums shall be solely Employee’s responsibility. During the Severance Period, Employee shall be eligible to continue her participation in the Company’s medical benefit plan.

5. Payment in Full. By this Agreement, Employee is agreeing to fully and finally resolve any disputes and claims that she might have against the Company through the payment set forth above and the other terms of this Agreement. Employee hereby confirms that no other amounts are due and/or owed to her by the Company or any other Associated Person other than as provided in paragraphs 2, 3, and 4 above.

6. Waiver and Release of Claims. In return for the benefits conferred by this Agreement, Employee, on behalf of herself and her marital community (if any), heirs, executors, administrators and assigns, hereby releases in full, and forever discharges, acquits, and holds harmless, Company, including any of Company’s past or present parent, subsidiary or otherwise affiliated corporations, partnerships, or other business enterprises, and all of its or their past or present affiliates, related entities, partners, subsidiaries, insurers, predecessors, successors, assigns, directors, officers, shareholders, attorneys, accountants, representatives, agents and employees (these entities/persons together with Company are collectively referred to as “Associated Persons”), from any and all claims, disputes, suits, demands, causes of action, liabilities, damages, expenses and obligations of every nature, character and kind (collectively “Claims”), whether known or unknown, which may now exist or hereafter may be discovered, specifically including without limitation any and all Claims arising from or relating to Employee’s employment with Company or her provision of services to Company, or the termination of such employment or services, except for any Claim for payment or performance pursuant to the terms of this Agreement and the right to file a claim with the Equal Employment Opportunity Commission (although Employee fully and finally waives her right to obtain any personal benefit, relief or damages related to any such EEOC claim or charge). This release includes, but is not limited to, any Claims that Employee might have for reemployment or for additional compensation or payments, including without limitation any claim for any past, current or future wages, bonuses, incentive payments, sick leave or vacation pay-out, benefits or severance and applies to claims for damages or other personal remedy that she might have under federal, state and/or local law, regulation, ordinance or order dealing with employment, contract, wage and hour, tort, or civil rights matters, including, by way of example and not limitation, applicable state civil rights laws, Title VII of the Civil Rights Act of 1964, the Post-War Civil Rights Acts (42 USC Sections 1981-1988), the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Rehabilitation Act of 1973, the Equal Pay Act of 1963, Executive Order 11246, the Family and Medical Leave Act, and the Minnesota Statutes, and any regulations under such laws. This release shall not affect any reimbursement rights Employee may currently possess under any medical insurance or any accrued rights under any retirement savings plan. EMPLOYEE ACKNOWLEDGES AND AGREES THAT THROUGH THIS RELEASE SHE IS GIVING UP ALL RIGHTS AND CLAIMS OF EVERY KIND AND NATURE WHATSOEVER, KNOWN OR UNKNOWN, CONTINGENT OR LIQUIDATED, THAT SHE MAY HAVE AGAINST REPTRON, AND THE OTHER PERSONS NAMED ABOVE, EXCEPT FOR THE RIGHTS SPECIFICALLY EXCLUDED ABOVE.

7. Dismissal of Pending Claims. Employee represents that she has filed no Claim or other action against Company, including Associated Persons. In addition, Employee represents that she has not assigned any claims released herein to any other person or entity.

8. Non-Admission of Liability. The Company is offering these benefits to Employee due to its desire to have a long-term amicable relationship with her and to allow all parties to settle any disputed claims. This Agreement shall not be construed as an admission by either party of any liability to the other, breach of any agreement between the parties, or violation by the Company or Associated Persons of any statute or regulation.

9. Return of Property. Employee agrees to and hereby represents that she has returned to the Company all of its property in her possession or under her control, including all business records or files. Employee hereby warrants that she has provided the Company with copies of all contracts, agreements, obligations or promises that she has entered into on the Company’s behalf or as the Company’s representative.

10. Nondisparagement. The Company is entering into this Agreement, in part, to ensure an amicable relationship with Employee. Employee agrees not to make any negative or disparaging comments to any person or entity, publicly or privately, concerning the Company, its products or services, or its past, present or future officers, directors or employees or other Associated Persons. As provided in Section 2 above, failure by Employee to fully comply with this nondisparagement obligation or any of Employees other obligations under this Agreement shall entitle the Company to immediately cease making payments hereunder and to recover any and all payments previously made pursuant to this Agreement and all provisions in this Agreement other than the severance payment provision shall remain in full force and effect.

11. Continuing Assistance. Employee agrees to provide reasonable assistance to the Company and its employees in a timely and responsive manner during the period of time during which she is receiving severance payments for no additional payment from the Company. It shall be the Company’s responsibility to request assistance when needed. The Company and Employee will develop a mutually agreed upon schedule to perform such services. Employee shall devote her best efforts and work in the Company’s best interests whenever her assistance is requested pursuant to this Section.

12. Confidentiality. Employee agrees to keep the terms of this Agreement, specifically including without limitation, the amount of the severance pay, and the fact that she received severance pay, strictly confidential. Employee may disclose the terms of this Agreement to her spouse, accountant, attorney and taxing authorities only as may be necessary for her financial affairs or as required by law.

13. Confidential Information

13.1 Defined. Employee understands that the ownership and confidential status of the Confidential Information is critical to the Company’s success, and that Company has a vital and substantial interest in (a) maintaining the confidentiality of its Confidential Information, (b) maintaining a stable work force, and (c) continuing its relationships with its customers, suppliers and other business contacts and prospects. “Confidential Information” means confidential, nonpublic or proprietary information concerning Company’s business, customers, employees, vendors, products and services, including without limitation information concerning Company’s financial affairs; methods of conducting or obtaining business; marketing plans or strategies; current or future business opportunities; current or future products; pricing; technology; licenses; software or other programs; customer and contact lists; relationships with third party companies; actual or prospective (if known to Employee) customers, business partners, or investors; contract terms; reports; legal affairs; ideas; inventions; methods; processes; research; development; operations; systems; algorithms; improvements; know-how and any other information disclosed by Company or a third party under Company’s authority to Employee or discovered by Employee in connection with any such disclosure, including without limitation all such information disclosed in writing, or other fixed media or disclosed in any other manner, including without limitation oral, visual, or electronic disclosure. “Confidential

Information” does not include information that (a) is or becomes generally available to the public other than as a result of a disclosure by Employee; or (b) can be demonstrated by written evidence or other reasonable evidence to have been known by Employee on a nonconfidential basis prior to its disclosure to Employee by Company or one of its representatives.

13.2 Access to Information. Employee acknowledges that in the course of her employment with Company, she has had access to Confidential Information, that such information is a valuable asset of Company, and that its disclosure or unauthorized use will cause Company substantial harm.

13.3 Nondisclosure and Nonuse. Unless otherwise authorized or instructed in writing by Company, or required by a court order, Employee will not at any time disclose to anyone outside the Company or its professional advisors or use or permit any third party to use for its own benefit, any Confidential Information.

13.4 Duration. The obligations set forth in this Section 13 will continue for so long as Employee possesses Confidential Information.

13.5 Return of Confidential Information. On or before the Termination Date, Employee will deliver immediately to Company all written or tangible materials containing Confidential Information without retaining any excerpts, notes or copies, and all equipment, supplies, or other property belonging to Company.

14. Noncompetition and Nonsolicitation.

14.1 Competitive Entity. For purposes of this Agreement, a Competitive Entity is any person, firm, corporation, partnership, limited liability company, business trust, or other entity that is engaged in a business that competes with any business activity engaged in by Company.

14.2 Covenant. For one (1) year following the Termination Date, Employee will not, in the United States:

(i) Directly or indirectly, alone or with any individual, partnership, limited liability company, corporation, or other entity, become employed by or associated with, render services to, consult with, invest in, represent, advise, or otherwise participate in any Competitive Entity; provided, however, that nothing contained in this Section 14.2 will prevent Employee from owning less than 5 percent of any class of equity or debt securities listed on a national securities exchange or trading market, provided such involvement is solely as a passive investor;

(ii) Solicit any business on behalf of a Competitive Entity or herself from any individual, firm, partnership, corporation, or other entity that is a customer or prospective customer of Company; or

(iii) Employ or otherwise engage or offer to employ the services of any person who is or has been an employee, sales representative, or agent of Company.

For purposes of this Section 14, “Company” means Reptron and its subsidiaries (whether now existing or subsequently created) and their successors and assigns.

14.3 Nonsolicitation of Employees/Contractors. Employee shall not, for one (1) year after the Termination Date, induce or solicit, or attempt to induce or solicit, directly or indirectly, any person who is in the employment of, or is providing services to, Company, to leave or terminate such employment or business relationship with Company.

14.4 Nonprovision of Services to Business Contacts. Employee shall not, for one (1) year after the Termination Date, solicit, encourage, or entice any third parties doing business with Company, including but not limited to customers, suppliers, vendors or business partners of Company to decrease, discontinue, terminate, cancel or revoke any of their contractual relationships with Company.

14.5 Remedies/Equitable Relief. Employee acknowledges that the Confidential Information is special and unique to Company and that disclosure of any Confidential Information or the breach of any of the terms and covenants of Section 13 and/or Section 14 of this Agreement will result in irreparable and continuing harm to Company for which there will be no adequate remedy at law in addition to potentially ascertainable damages. Employee agrees, in the event she fails to abide by the terms of this Agreement, that Company shall be entitled to specific performance, including immediate issuance of a temporary restraining order and/or preliminary or permanent injunctive relief enforcing this Agreement, and to any and all other remedies provided by applicable law or equity.

14.6 Severability; Reform of Covenant. If, in any judicial proceeding, a court refuses to enforce any of the covenants contained in Section 13 or Section 14 of this Agreement because it covers too extensive a geographic area or is too long in its duration, the parties intend that it be reformed and enforced to the maximum extent permitted under applicable law.

15. Miscellaneous.

15.1 Entire Agreement. This document is the entire, final and complete agreement and understanding of the parties with respect to the subject matter hereof, and supersedes and replaces all written and oral agreements and understandings heretofore made or existing by and between the parties or their representatives with respect thereto. There have been no representations or commitments by the Company to make any payment or perform any act other than those expressly stated herein.

15.2 Waiver. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

15.3 Binding Effect. All rights, remedies and liabilities herein given to or imposed upon the parties, including but not limited to the rights and obligations set forth in Sections 13 and 14, shall extend to, inure to the benefit of and bind, as the circumstances may require, the parties and their respective heirs, personal representatives, administrators, successors and permitted assigns.

15.4 Amendment. No supplement, modification or amendment of this Agreement shall be valid, unless the same is in writing and signed by all parties hereto.

15.5 Severability. In the event any provision or portion of this Agreement is held to be unenforceable or invalid by any court of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect and shall in no way be affected or invalidated thereby.

15.6 Enforcement. In the event that there is a breach of this Agreement by either party or noncompliance with the terms contained herein, the nondefaulting or prevailing party shall be entitled to recovery of any reasonable attorney’s fees and costs incurred in enforcing this Agreement.

15.7 Governing Law and Venue. This Agreement and the rights of the parties hereunder shall be governed, construed and enforced in accordance with the laws of the State of Florida, without regard to its conflict of law principles. Any suit or action arising out of or in connection with this Agreement, or any breach hereof, shall be brought and maintained in the federal or state courts in Florida. The parties hereby irrevocably submit to the jurisdiction of such courts for the purpose of such suit or action and hereby expressly and irrevocably waive, to the fullest extent permitted by law, any objection it may now or hereafter have to the venue of any such suit or action in any such court and any claim that any such suit or action has been brought in an inconvenient forum.

15.8 No Pressure or Coercion. Employee acknowledges that she has read this Agreement and has been advised to discuss it with financial and legal counsel of her choice.

15.9 Voluntary Act. Employee covenants and acknowledges that she has freely and voluntarily executed this Agreement, with a complete understanding of its terms and present and future effect, and without any undue pressure or coercion from Company. The parties acknowledge that Employee may consider this Agreement for a period of up to twenty-one (21) days before signing it. Employee further has the right to revoke this Agreement for a period of seven (7) days following execution of this Agreement. Only after that seven-day period has passed will this Agreement become effective and binding on the parties.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered as of the date written above.

BONITTA FENA	REPTRON ELECTRONICS, INC.

/s/ Bonnitta Fena	By:	/s/ Paul J. Plante
	Title:	President and Chief Executive Officer
Date: 9/6/2005	Date:	8/25/2005